PAUL, HASTINGS, JANOFSKY & WALKER LLP
515 South Flower Street
Twenty-Fifth Floor
Los Angeles, CA 90071
telephone 213-683-6000. facsimile 213-627-0705. www.paulhastings.com

American Funds Money Market Fund
333 S. Hope Street, 55th Floor
Los Angeles, CA 90071

The Cash Management Trust of America
333 S. Hope Street, 55th Floor
Los Angeles, CA 90071

The U.S. Treasury Money Fund of America
333 S. Hope Street, 55th Floor
Los Angeles, CA 90071

Re:	Reorganization of the The Cash Management Trust of America and The U.S. Treasury Money Fund of America into the American Funds Money Market Fund

Ladies and Gentlemen:

We have acted as counsel to American Funds Money Market Fund (the “Acquiring Fund”) in connection with the reorganization of the The Cash Management Trust of America (“CMTA”) and The U.S. Treasury Money Fund of America (“CTRS” and together with CMTA, the “Acquired Funds”) into the Acquiring Fund (together with the Acquired Funds, the “Funds”), in accordance with an Agreement and Plan of Reorganization (the “Plan”) adopted by the Funds and dated April 21, 2009, and the Form N-14 Registration Statement of the Acquiring Fund (Registration No. 158165) (the “Registration Statement”) as filed with the Securities and Exchange Commission on April 20, 2009.  Pursuant to the Plan and in accordance with the Registration Statement, (i) all of the then-existing assets of the Acquired Funds will be transferred to the Acquiring Fund in exchange for shares of beneficial interest, no par value, of the Acquiring Fund (the “Shares”); (ii) the Acquiring Fund will assume all known and disclosed liabilities of the Acquired Funds; and (iii) the Shares of the Acquiring Fund will be distributed to the shareholders of the Acquired Funds and the Acquired Funds will be terminated (the “Reorganization”).  This opinion is furnished to you pursuant to section 11.C of the Plan.

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Acquiring Fund in connection with the Reorganization.  For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	the Registration Statement;

(c)
such other instruments and documents related to the formation, organization and operation of the Acquired Funds and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)	the certificates attached to this opinion as Exhibit A.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.
That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the Effective Time) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.
That all representations, warranties and statements made or agreed to by the Acquiring Fund or the Acquired Funds, and their management, employees, officers, directors and shareholders thereof in connection with the Reorganization, including but not limited to those set forth in the Plan (including the exhibits) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

The transfer of all of the assets and liabilities of the Acquired Funds to the Acquiring Fund solely in exchange for Shares of the Acquiring Fund, followed by the Acquired Funds’ distribution of Shares of the Acquiring Fund to the Acquired Funds’ shareholders as part of the liquidation of the Acquired Funds, as described in the Plan, will qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(C) of the Code, and the Acquired Funds and the Acquiring Fund each will be considered “a party to a reorganization” within the meaning of Section 368(b) of the Code;

No gain or loss will be recognized by the shareholders of the Acquired Funds upon (a) the transfer of their assets and liabilities to the Acquiring Fund in exchange for the issuance of Shares of the Acquiring Fund to the Acquired Funds and the assumption by the Acquiring Fund of the Acquired Funds’ liabilities, if any, and (b) the distribution by the Acquired Funds to their shareholders of Shares of the Acquiring Fund received as a result of the Reorganization (Sections 361(a), 354(a) and 357(a) of the Code);

No gain or loss will be recognized by the Acquiring Fund upon its receipt of the assets and liabilities of the Acquired Funds in exchange for the issuance of Shares of the Acquiring Fund to the Acquired Funds and the assumption by the Acquiring Fund of the Acquired Funds’ liabilities, if any (Section 1032(a) of the Code);

The tax basis of the Acquiring Fund Shares received by each shareholder of the Acquired Funds will be the same as the tax basis of the shareholder’s Acquired Fund shares immediately prior to the Reorganization (Section 358(a)(1) of the Code);

The tax basis of the Acquiring Fund in the assets and liabilities of the Acquired Funds received pursuant to the Reorganization will be the same as the tax basis of the assets and liabilities in the hands of the respective Acquired Funds immediately before the Reorganization (Section 362(b) of the Code);

The tax holding period for the Shares of the Acquiring Fund issued to each shareholder of the Acquired Funds in connection with the Reorganization will be determined by including the period for which the shareholder held shares of the respective Acquired Fund exchanged therefor, provided that the shareholder held such shares of the respective Acquired Fund as capital assets on the date of the transaction;

The tax holding period for the Acquiring Fund with respect to the assets and liabilities of the Acquired Funds received in the Reorganization will include the period for which such assets and liabilities were held by the respective Acquired Fund (Section 1223(2) of the Code); and

The Acquired Funds’ shareholders will not recognize gain or loss upon the exchange of their shares of the Acquired Funds for Shares of the Acquiring Fund as part of the Reorganization.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization.  In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may not be relied upon except by the Acquiring Fund and its shareholders and the Acquired Funds and their shareholders, with respect to the consequences specifically discussed herein.

This opinion addresses only the general tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder in light of its particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan or to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof.  To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion represents only our best judgment as to the federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts.  The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated.  No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein.  Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

 This opinion has been delivered to you for the purposes set forth in section 11.C of the Plan and may not be distributed or otherwise made available to any other person or entity without our prior written consent.

As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Code.

Very truly yours,

PAUL, HASTINGS, JANOFSKY & WALKER LLP